News Release
Global Headquarters: 200 Innovation Way, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

CONTACT: Keith Price

330-796-1863

FOR IMMEDIATE RELEASE

Goodyear Announces New Senior Leadership Roles

AKRON, Ohio, October 14, 2013 – The Goodyear Tire & Rubber Company today announced that its Board of Directors has elected four members of the company’s senior leadership to new roles, effective December 1, 2013.

Executive vice president and chief financial officer Darren R. Wells has been named president of Goodyear’s Europe, Middle East, and Africa (EMEA) business unit. Arthur de Bok, currently president of the company’s EMEA business, will assume a new role as senior vice president, responsible for driving standardized and integrated sales and marketing processes across Goodyear. Laura K. Thompson, vice president of finance, North America, will succeed Wells as executive vice president and chief financial officer. Damon J. Audia, senior vice president of business development, will succeed Thompson as senior vice president of finance in Goodyear’s North America business.

“The succession moves we are announcing today place proven Goodyear leaders in key roles that will enable us to stay on our Strategy Roadmap and maintain our positive momentum,” said Goodyear Chairman and Chief Executive Officer Richard J. Kramer. “We are confident that these leaders will continue to deliver on our business objectives and create sustainable value for our shareholders.”

Commenting further on the appointments, Kramer said:

“I am pleased to have Darren taking over leadership of the EMEA business. He has been a key leader in the company’s strategic journey over the past 11 years and has worked as a valued business partner with me and the rest of Goodyear’s leadership team. He is well-versed in our Strategy Roadmap and his in-depth knowledge of our global business will help him leverage the company’s global capabilities in driving improved results in the EMEA business. I have full confidence in Darren continuing to drive results in his new role.

“As Arthur transitions to his new role, I would like to thank him for his leadership in Europe, Middle East and Africa over the past 12 years. During his tenure, he has led our EMEA business to several years of record earnings while driving the integration of business processes across Goodyear’s most geographically diverse region. Under Arthur’s guidance, we launched a long list of award-winning products developed from the market back and enhanced our product portfolio with a more profitable mix of premium tires.

“Laura has played a key role in the turnaround of our North America results. During her career, she has been an outstanding executive, promoted through a series of progressively larger leadership positions, including directing our business development activities, leading investor relations, and overseeing several strategic initiatives. Laura’s deep knowledge of Goodyear, her business and financial background, and her strong relationships both inside and outside the company make her ideally suited to take on her new role as CFO.

“Damon joins the North America team as finance leader with a proven track record of delivering results at the corporate level and in the business. His broad and deep skill set makes him the ideal choice for this critical business partner role. Over his career, Damon has played a key role as treasurer and most recently as head of business development. He also was instrumental in helping position our Asia Pacific business for growth as its head of finance. I am confident in Damon’s ability to help drive the North America business’s continued profitable growth.”

Wells, 47, has been Goodyear’s executive vice president and CFO since October, 2008. Previously, he served as senior vice president of finance and strategy and, prior to that, senior vice president, business development and treasurer. Wells joined Goodyear as vice president and treasurer in August 2002.

De Bok, 51, has been the president of Goodyear’s EMEA business unit since 2008. Immediately prior, he was president of the company’s European Union business, and earlier served as vice president, consumer tires in the region. De Bok joined Goodyear in 2002 as vice president, sales and marketing, for consumer tires in Europe.

Thompson, 49, has been vice president of finance for the company’s North American business since 2011. During her 30-year career at Goodyear, she has earned leadership positions of increasing responsibility in various business unit and corporate finance roles in addition to successfully leading several strategic initiatives for the company. Thompson also excelled in key externally facing roles, leading business development and investor relations.

Audia, 42, has held both corporate and business unit financial responsibilities. For the past year, he has been senior vice president of business development after having served as the senior vice president of finance for the company’s Asia-Pacific business. Prior to that, as the company’s treasurer, he was integral to the company’s successful debt refinancing transactions, while also having responsibility for the company’s tax function and investor relations. Audia joined Goodyear in 2004 as assistant treasurer, capital markets.

Goodyear is one of the world’s largest tire companies. It employs approximately 69,000 people and manufactures its products in 52 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear or its products, go to www.goodyear.com/corporate. GT-FN

Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to implement successfully strategic initiatives; pension plan funding obligations; actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; a labor strike, work stoppage or other similar event; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.